UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2016, BIO-key International, Inc. (the “Company”, “we” or “us”), appointed Barbara Rivera as Chief Operating Officer. Ms. Rivera, 64, will join the Company on September 1, 2016. Prior to joining the Company, from 2012 to 2016 she was the General Manager/President, Experian Public Sector for Experian North America, a global information services company, providing data and analytical tools to help businesses to manage credit risk, prevent fraud, target marketing offers and automate decision making. From 2009 to 2012, she was General Manager/Vice President for SAS Institute, a provider of risk, fraud and security intelligence analytics software. From 2003 to 2009, she was the Vice President and Deputy General Manager for L-3 Communications - Managed Services Solutions, a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, and security and detection systems. Ms. Rivera served as a director of the Company from January 2014 until July 2015.

In connection with her appointment, we issued an option to Ms. Rivera under the Company’s 2015 Equity Incentive Plan to purchase 200,000 shares of common stock at an exercise price of $0.24 per share, the last sale price of our common stock on August 23, 2016 as reported on the OTCQB Marketplace, The option vests in equal annual installments over a three year period commencing on the date of grant and expires seven years from the date of grant.

Ms. Rivera will receive an annual base salary of $200,000 and is eligible to participate in our incentive bonus plan. The bonus plan was adopted on May 11, 2016 and is set forth in our Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2016.

On August 23, 2016, Charles Romeo resigned as a member of the Board of Directors of the Company for personal reasons.   There was no disagreement between Mr. Romeo and the Company on any matter relating to the Company’s operations, policies or practices or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-Key International, Inc.

Date: August 25, 2016	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

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